PRESS RELEASE

Juniata Valley Financial Corp. Announces Earnings and Declares Quarterly Dividend

Mifflintown, PA –July 24, 2009— Francis J. Evanitsky, President and Chief Executive Officer of Juniata Valley Financial Corp. (OTC BB: JUVF), announced operating results for the second quarter of 2009 and for the first six months of 2009.

Basic and diluted earnings per share for the six months ended June 30, 2009 were $0.59 as compared to $0.64 in the same period in 2008. Net income year-to-date through June 30, 2009 was $2,575,000, compared to $2,799,000 in the first half of 2008. Total assets at June 30, 2009 were $435.9 million, an increase of $7.8 million in comparison to year-end 2008.

For the quarter ended June 30, 2009, net income was $1,165,000, as compared to $1,397,000 in the second quarter of 2008. Basic and diluted earnings per share were $0.27 in the second quarter of 2009 versus $0.32 in the comparable quarter in 2008.

Net interest income was approximately $8.1 million for the first half of 2009, as compared to $7.8 million in 2008. The net interest margin, on a fully tax-equivalent basis, increased 5 basis points, from 4.26% to 4.31%, when comparing the two periods, as the cost of funding sources has decreased more quickly than yields on earning assets. An increase in the loan loss provision, to $212,000 during the period ended June 30, 2009 compared to $144,000 in the same 2008 period, resulted primarily from an increase in non-performing loans since year-end 2008. Although non-performing loans increased by $802,000 from June 30, 2008 to June 30, 2009, the ratio of non-performing loans to average loans outstanding remains under 1%, indicating strong credit quality.

Non-interest income increased by $97,000 in the first six months of 2009, as compared to the first six months of 2008. There were several items that impact comparability when making comparisons of non-interest income between the two periods. Charges to earnings for equity securities deemed to be other-than-temporarily impaired of $226,000 and $393,000 were recorded in the second quarters of 2009 and 2008, respectively. Gains on the sale of properties formerly used as branch locations also occurred in both periods, adding $14,000 and $58,000, respectively, in 2009 and 2008. Additionally, in 2009, non-interest income included $40,000 for Pennsylvania sales tax refunds and $323,000 for deferred fees earned on the sale of credit life insurance. During the first six months of 2008, the Corporation recorded a $179,000 gain from receipt of life insurance proceeds, $38,000 from the partial redemption of VISA shares and $41,000 in gains from the disposition of securities. Excluding each of the items that impact comparability, non-interest income was $131,000 less in the first six months of 2009 than in the same period in 2008. The decrease was primarily due to lower commissions earned on the sales of non-deposit products in the 2009 period in comparison to the 2008 period.

Non-interest expense increased by $520,000, or 8.7%, in the first six months of 2009 as compared to the first six months of 2008. Two items impacted comparability in the non-interest expense category, one decreasing non-interest expense in the 2008 period and the other increasing non-interest expense in the 2009 period. In the first six months of 2008, certain unvested benefits were forfeited, resulting in an adjustment to the accrued liability for post-retirement benefits, and a decrease in non-interest expense, of $106,000. In 2009’s second quarter, banks were charged for a special assessment by the FDIC, which is intended to replenish the Bank Insurance Fund. In Juniata’s case, the assessment resulted in non-interest expense of $194,000. These two items resulted in a $300,000 increase in non-interest expense period-to-period. The remaining variance to 2008 was due to the significant increase in regular, recurring FDIC insurance premiums. The normal premium expense (exclusive of the special premium) for the first six months of 2009 was $190,000 higher than the premium expense in the first six months of 2008.

Annualized return on average equity for the year-to-date period and the second quarter of 2009 was 10.52% and 9.47%, respectively, compared to the prior year’s ratios for the same periods of 11.51% and 11.42%, respectively. For the first six months and three months ended June 30, 2009, annualized return on average assets was 1.19% and 1.07%, respectively, versus 1.32% and 1.31%, respectively, for the same periods in 2008.

Mr. Evanitsky commented, “In spite of the economic conditions facing our country, we have been able to deliver good financial results. Unfortunately, we cannot control the level of FDIC premium cost which has had the most significant impact on our performance when comparing operating results between 2009 and 2008 year-to-date. Bolstered by our stable balance sheet, solid capital position and conservative policies, we remain firmly planted in Central Pennsylvania and we have been able to perform well despite the difficult operating conditions brought about by a weak economy.”

The $0.19 dividend per share paid in the second quarter of 2009 reflected an increase of 5.6% over the dividend paid in the second quarter of 2008. Mr. Evanitsky further announced that, on July 21, 2009, Juniata Valley’s Board of Directors declared a cash dividend of $.20 per share for the third quarter, payable on September 1, 2009 to shareholders of record on August 14, 2009, reflecting a 5.3% increase in regular dividends as compared to the prior year’s third quarter.

The Juniata Valley Bank, principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with twelve community offices located in Juniata, Mifflin, Perry and Huntingdon Counties. In addition, Juniata Valley owns 39.16% of the First National Bank of Liverpool, which it carries under the equity method of accounting. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades over the counter under the symbol JUVF.OB.

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. When words such as “believes”, “expects”, “anticipates” or similar expressions are used in this release, Juniata Valley is making forward-looking statements. Such information is based on Juniata Valley’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual results may differ materially from this “forward looking” information. Juniata Valley undertakes no obligation to publicly update or revise forward looking information, whether as a result of new or updated information, future events, or otherwise. Many factors could affect future financial results including, without limitation, the current disruptions in the financial and credit markets, changes in interest rates and their impact on the level of deposits, loan demand and value of loan collateral, increased competition from other financial institutions, market value deterioration in the financial services sector, FDIC deposit insurance premiums, governmental monetary policy, legislation and changes in banking regulations, risks associated with the effect of opening a new branch, the ability to control costs and expenses, and general economic conditions.

For a more complete discussion of certain risks and uncertainties affecting Juniata Valley, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” set forth in the Juniata Valley’s filings with the Securities and Exchange Commission.